As filed with the Securities and Exchange Commission on July 16, 2012
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	91-1761992
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400 San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Pixelworks, Inc. Amended and Restated 2006 Stock Incentive Plan
(Full title of the plan)

Bruce A. Walicek
President and Chief Executive Officer
Pixelworks, Inc.
224 Airport Parkway, Suite 400
San Jose, California 95110
(Name and address of agent for service)

(408) 200-9200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee (2)
Common Stock, $0.001 par value per share	1,000,000 shares	$2.49	$2,490,000	$285.35

(1) This Registration Statement covers, in addition to the number of shares of Pixelworks, Inc., an Oregon corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Pixelworks, Inc. Amended and Restated 2006 Stock Incentive Plan as a result of one or more adjustments under the plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2) Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on July 13, 2012, as quoted on the NASDAQ Global Market.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2011, filed with the Commission on March 8, 2012;

(b)	The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2012, filed with the Commission on May 4, 2012;

(c)
The Company's Current Reports on Form 8-K as filed with the Commission on January 3, 2012, February 10, 2012, February 17, 2012, February 24, 2012, March 16, 2012, April 3, 2012, May 16, 2012 and June 25, 2012; and

(d)
The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on April 10, 2000, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
As an Oregon corporation the Company is subject to the Oregon Business Corporation Act (the "OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2) of the OBCA, Article V of the Company's Sixth Amended and Restated Articles of Incorporation eliminates the liability of the Company's directors to the Company or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.
Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnifications against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the good faith and reasonable belief standards of conduct set forth in the statute.
The OCBA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.
The Company has also entered into indemnification agreements with its directors and certain of its officers. These agreements provide that the Company will indemnify its directors and officers who are parties to an indemnification agreement to the fullest extent permitted under the Oregon Act and the registrant's articles of incorporation against expenses and liabilities incurred in specified actions, suits or proceedings. The Company also maintains directors and officers insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits.
See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 16, 2012.
PIXELWORKS, INC.

By:	/s/ Bruce A. Walicek
Bruce A. Walicek
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Bruce A. Walicek and Steven L. Moore, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce A. Walicek	President, Chief Executive Officer
Bruce A. Walicek	and Director	July 16, 2012

/s/ Steven L. Moore	Vice President, Chief Financial Officer, Secretary and Treasurer
Steven L. Moore		July 16, 2012

/s/ Richard L. Sanquini	Chairman of the Board
Richard L. Sanquini		July 16, 2012

/s/ Steven R. Becker	Director
Steven R. Becker		July 16, 2012

/s/ Mark A. Christensen	Director
Mark A. Christensen		July 16, 2012

/s/ Barry L. Cox	Director
Barry L. Cox		July 16, 2012

/s/ Stephen L. Domenik	Director
Stephen L. Domenik		July 16, 2012

/s/ C. Scott Gibson	Director
C. Scott Gibson		July 16, 2012

/s/ Daniel J. Heneghan	Director
Daniel J. Heneghan		July 16, 2012

/s/ Bradley J. Shisler	Director
Bradley J. Shisler		July 16, 2012

EXHIBIT INDEX

Exhibit Number	Description
4.1	Pixelworks, Inc. Amended and Restated 2006 Stock Incentive Plan
5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered
23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accountant
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).